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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-74398) pertaining to The Knot, Inc. 1999 Stock Incentive Plan, the Registration Statement (Form S-8 No.333-96179) pertaining to The Knot, Inc. 1999 Employee Stock Purchase Plan and in the Registration Statement (Form S-8 No. 333-41960) pertaining to The Knot, Inc. 2000 Non-Officer Stock Incentive Plan of our report dated February 23, 2002, with respect to the consolidated financial statements included herein, and our report included in the following paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of the Knot, Inc at December 31, 2001.

We have audited the accompanying consolidated financial statements of The Knot, Inc. as of December 31, 2001 and 2000, and for each of the three years in the period from December 31, 2001, and have issued our report thereon dated February 23, 2002 included elsewhere in this Annual Report (Form 10-K). Our audits also included the financial statement schedule of The Knot, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                     /s/  ERNST & YOUNG LLP


New York, New York
March 29, 2002